Exhibit 3.1
ARTICLES OF RESTATEMENT
OF
RESTATED
ARTICLES OF INCORPORATION
OF STERLING FINANCIAL CORPORATION
     The undersigned officer of Sterling Financial Corporation (the ''Corporation''), on behalf of the Corporation does hereby certify that the following correctly set forth the Restated Articles of Incorporation of the Corporation. These Restated Articles of Incorporation shall completely supersede the Corporation's Restated Articles of Incorporation and Articles of Amendment of Restated Articles of Incorporation.
Article I
     The name of the Corporation is Sterling Financial Corporation.
Article II
     The principal place of business of the Corporation shall be in the City of Spokane, Spokane County, Washington.
Article III
     The purpose of this Corporation is to serve as a holding company and to transact such other business and perform such other acts as are permitted under federal law or the law of the State of Washington as such laws are now in effect or at any time in the future may be amended.
Article IV
     The duration of the Corporation shall be perpetual.
Article V
     The total number of shares of stock which the Corporation shall have the authority to issue is one hundred and ten million (110,000,000), of which one hundred million shall be Common Stock having a par value of One Dollar ($1.00) per share and ten million (10,000,000) shall be Preferred Stock having a par value of One Dollar ($1.00) per share. Cumulative voting rights shall not exist with respect to shares of stock or securities converted into shares of stock of the Corporation. The Board of Directors is hereby authorized, subject to the limitations prescribed by law and the provisions hereof, at its option, from time to time, to divide all or any part of the Preferred Stock into series thereof, to establish from time to time the number of shares to be included in any such series, and to fix the designation, powers, preferences and rights of the shares of each such series and qualifications, limitations or restrictions thereof, and to determine variations, if any, between any series so established as to all matters, including, but not limited to, the determination of the following:

     (a) the number of shares constituting each such series and the distinctive designation of such series;
     (b) the rate of dividend, if any, and whether dividends shall be cumulative or noncumulative;
     (c) whether or not such series shall be redeemable and, if so, the terms and conditions upon which shares of such series shall be redeemable, including the date or dates after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;
     (d) the extent, if any, to which such series shall have the benefit of any sinking fund provisions for redemption or purchase of shares;
     (e) the rights, if any, of such series in the event of dissolution of the Corporation or upon any distribution of the assets of the Corporation, including with respect to voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;
     (f) whether or not the Shares of such series shall be convertible and, if so, the terms and conditions of which shares of such series shall be so convertible; and
     (g) such other powers, designations, preferences and relative participating, optional or other special rights and such qualifications, limitations or restrictions thereon to the extent permitted by law.
Article VI
     The registered agent of this Corporation and the street address of the registered office of this Corporation are as follows:

Registered Agent	Address

Eleven-Fourteen, Inc.	1100 U.S. Bank Building 422 West Riverside Avenue Spokane, WA 99201-0390
Article VII
     Shareholders of this Corporation shall not have preemptive rights to acquire additional shares offered for sale by this Corporation.
Article VIII
     Shareholders of this Corporation shall not have cumulative voting rights.

Article IX
     The term of each director of the Corporation shall be for one year. Each director shall hold office until the next annual meeting of shareholders following his or her election and until his or her successor is duly elected and qualified; provided that any director who was elected for a three-year term under a prior version of this Article IX shall continue to hold office for the balance of the term for which he or she was elected and until his or her successor is duly elected and qualified.
Article X
     A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages arising from any conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct which violates RCW 23B.08.310 of the Washington Business Corporation Act, pertaining to unpermitted distributions to shareholders, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. Should the Washington Business Corporation Act be amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be so amended. Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
Article XI
     To the fullest extent allowed by applicable laws existing from time to time, any person may, and directors and officers shall, be indemnified or reimbursed by the Corporation for reasonable expenses (including attorneys' fees) actually incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which he/she or they shall be made a party or threatened to be made a party by reason of his/her being or having been a director, officer, employee or agent of the Corporation or of any firm, corporation, employee benefit plan or other organization which; he/she served in any such capacity at the request of the Corporation; provided, however, that no such person shall be so indemnified or reimbursed (1) in relation to any matter in such action, suit or proceeding as to which he/she shall finally be adjudged to have been guilty or liable for gross negligence, willful misconduct or criminal acts in the performance of his/her duties to the Corporation; or (2) in relation to any matter in such action, suit or proceeding which has been made the subject of a compromise settlement except with the approval of (a) a court of competent jurisdiction, (b) the holders of record of a majority of the outstanding shares of the Corporation, or (c) the Board of Directors, acting by vote of a majority of directors not parties to the same or substantially the same action, suit or proceeding, whether or not such a majority constitutes a quorum. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person, his/her heirs, executors or administrators may be entitled as a matter of law. Those persons indemnified hereunder shall be deemed to include the heirs, legal representatives, executors and administrators of such person.

     The Corporation shall pay the expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit or proceeding. The director, officer, employee or agent must repay such amount, however, if it shall ultimately be determined that he/she is not entitled to be indemnified by the Corporation as authorized in this section.
Article XII
     The name and address of the incorporator is:

Name	Address

Eleven-Fourteen, Inc.	1100 U.S. Bank Building
422 West Riverside Avenue
Spokane, WA 99201-0390
     IN WITNESS WHEREOF, the Corporation has caused these Restated Articles of Incorporation to be executed this 4th day of November, 2008.
STERLING FINANCIAL CORPORATION

By	/s/ Daniel G. Bryne Daniel G. Byrne, Executive Vice President, Assistant Secretary and Principal Financial Officer

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